USA Mobility, Inc. Investor Conference Call
March 6, 2008
11:00 a.m. Eastern Time

Operating Results for the Fourth Quarter and Year Ended December 31, 2007

Operator: Good morning and welcome to USA Mobility’s Fourth Quarter and Year-End Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our fourth quarter and 2007 year-end investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, based upon available information, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our most recent Form 10-K and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

We are pleased to speak with you today regarding our 2008 outlook as well as our fourth quarter and 2007 operating results, which were in line with the upwardly revised financial guidance we provided last August and clearly represented another year of solid progress for USA Mobility. Over the next few minutes we plan to cover the following areas:

(1)	Review our accomplishments since the merger three years ago.

(2)	Review our fourth quarter and year end 2007 results.

(3)	Provide financial guidance for 2008.

(4)	Discuss some of the risk factors facing the Company, including; updating you on our appeal of the FCC’s Back-Up Power Order.

(5)	And, lastly, list our key business goals for the current year and our focus for the future.

As you know, USA Mobility was formed on November 16, 2004 in the merger between Arch Wireless, Inc. and Metrocall Holdings, Inc. Since that time there have been many significant changes in the Company’s operating structure and financial metrics, and I wanted to share some of those three-year comparisons with you to illustrate the magnitude of the changes our company has gone through over that timeframe.

Pro forma revenue in 2004 was $789 million, compared to $425 million in 2007, a reduction of 46.2 percent. During that time, however, the annual rate of revenue erosion has declined from 21.6 percent to 14.7 percent.

Pro forma operating expenses, excluding depreciation, amortization, and accretion, for 2004 totaled $567 million, compared to $300 million in 2007, a reduction of 47.1 percent.

Pro forma EBITDA (which we defined as operating income plus the add back of depreciation, amortization and accretion) was $222 million in 2004, versus $125 million in 2007. However, our EBITDA margin of 28.1 percent in 2004 has remained comparable with our EBITDA margin of 29.3 percent in 2007.

Pro forma capital expenditures for 2004 were $32.6 million, compared to $18.3 million in 2007, a decrease of approximately 44 percent.

Pro forma operating cash flow totaled $209 million in 2004, against $114 million in 2007, with cash flow margins remaining relatively flat at 26.5 percent and 26.9 percent, respectively.

Units in service totaled 5,967,000 at year-end 2004, compared to 3,485,000 at year-end 2007. However, annual net churn has reduced from 22.3 percent to 15.1 percent during that period while annual gross churn has reduced from 42.6 percent to 29.2 percent.

Pro forma average revenue per unit (“ARPU”) was $9.06 in 2004, compared to $8.55 in 2007, a relatively modest decline given the shift in our base over time to larger accounts with volume discounting.

Also, our employee headcount decreased from 2,844 at the time of the merger in 2004 to 1,003 at year-end 2007, a reduction of more than 64 percent.

We established a $140 million credit facility at the time of the merger and successfully repaid that entire debt during our first nine months of operation.

Finally we returned approximately $40 million in cash distributions to our stockholders in 2005, $100 million in 2006 and $100 million in 2007.

As you can see, our organizational and financial profile has changed quite dramatically over the past three years. At the end of 2008 we will be less than half the size we were in 2004. Despite this significant decline in our subscriber and revenue base, we’ve been able to continue to effectively market our services, reduce expenses, eliminate debt, stabilize prices, maintain margins and generate enough free cash flow to return significant capital to our stockholders on an annual basis. We are extremely proud of this record of achievement; it is a testament to the dedication and hard work of our employees and the loyalty of our core market segment customers.

Before Tom reviews details of our fourth quarter and 2007 financial results, I wanted to briefly highlight some of our key accomplishments during this past year.

Subscriber and revenue trends continued to improve during 2007. This improvement is mostly attributable to the extraordinary efforts of our sales team to generate gross pager placements, minimize churn, and implement pricing increases to our customer base. While the annual rate of subscriber erosion remains high, I want to commend Jim Boso, our executive vice president of sales and marketing, and his team for an outstanding performance in 2007.

We reduced our operating expenses substantially in 2007, consistent with our goal to manage a low-cost operating structure. Credit for this significant improvement goes to our entire management and staff.

During 2007 we made additional progress in rationalizing our paging network by eliminating redundant locations, consolidating equipment within each site and removing excess capacity. The net result was a reduction of 2,206 transmitters and a total cost savings from network rationalization of $20.8 million compared to 2006.

We also made several important changes to our management structure during the year designed to create a more efficient senior leadership team. Tom Schilling, our chief financial officer, added the title of chief operating officer, Jim Boso, executive vice president of sales, became executive vice president of sales and marketing, Bonnie Culp, our senior vice president of human resources, became our executive vice president of human resources and Tom Saine, vice president of corporate technical operations, was promoted to chief technology officer. These changes were important and necessary steps to streamline our organizational structure as the Company and industry continue to evolve.

Finally, we again met our goal of generating substantial free cash flow in 2007, allowing us to return capital to stockholders consistent with our stated strategy. Including quarterly cash distributions of $0.65 per share and a special cash distribution of $1.00 per share, we returned approximately $100 million in capital to stockholders for the second year in a row. In addition, our Board of Directors (“Board”) on February 13, 2008, declared a $0.65 per share quarterly cash distribution for stockholders of record as of February 25th, payable on March 13th. Similar to previous cash distributions, we expect the entire amount of this cash distribution to be paid as a return of capital.

I’ll comment on the Company’s outlook in a few minutes, but first our COO and CFO, Tom Schilling, will review our fourth quarter and year-end financial results and share additional observations on our recent operating performance...... Tom.

Mr. Schilling: Thanks Vince, and good morning.

Before I review our operating and financial results, I will note that we expect to file our 2007 Form 10-K on or before Monday, March 17. I encourage you to read the 10-K, as it offers significantly more information on our business than we can possibly cover on this call including our risk factors.

Overall, we were pleased with our fourth quarter and 2007 results, which were largely in line with our previous financial guidance. The annual rates of subscriber and revenue erosion continued to show modest improvement, ARPU levels remained stable, and we continued to substantially reduce operating costs. However, the rate of subscriber cancellations remained high, putting considerable pressure on our recurring revenue stream and underlying cost structure.

In total, the subscriber base did experience modest improvement in the annual rate of net unit erosion. We ended the year with 3,485,000 subscribers, which represented an annual decline of 15.1 percent compared to 16.0 percent decline in 2006.

However, on the direct side of our business, the annual rate of net unit loss was 14.5 percent compared to 14.0 percent in 2006. As we’ve discussed previously, the lack of net unit loss improvement within our direct customer base is very disappointing.

We had expected that as our customer mix changed toward the lower churning segments of Healthcare, Government, and Large Enterprise, the composite rate of net unit loss would improve. The change in customer mix has continued as expected with our three core market segments increasing from 56 percent of our subscribers at the beginning of 2006, to 68 percent at the end of 2007. At the same time we’ve experience deterioration in the rate of net unit loss within each of the three core market segments. The combined annual net unit loss within our core market segments was 8.1 percent in 2006 and increased to 10.1 percent in 2007. This is primarily due to accelerating migration to alternative wireless technologies across all the segments.

On the indirect side, net units declined 19.1 percent in 2007 compared to 27.9 percent in 2006 and 35.0 percent in 2005. The improvement is largely due to improved gross additions. In 2007 indirect gross additions were 138,000 compared to 123,000 in 2006. This improvement can be attributed to a more focused sales effort in our indirect channel, which began in the third quarter of 2006.

Within our core market segments, Healthcare continues to be the most stable with a net unit loss rate of 1.3 percent in the quarter, while Government and Large Enterprise sectors were 4.0 percent and 4.3 percent, respectively. Healthcare now represents 37.1 percent of our total subscriber base at year-end, up from 32.5 percent a year earlier. During the same period, our Government sector increased to 17.8 percent from 16.5 percent and Large Enterprise to 13.5 percent from 10.3 percent.

Our direct subscriber base continues to become more concentrated around larger customers with more than 1,000 units. These larger customers represented 47.3 percent of our total direct subscribers at the end of the fourth quarter, compared to 43.6 percent at December 31, 2006. While the ongoing migration toward larger customers continues to have a positive impact on our annual rate of net unit loss, this evolving customer mix also continues to put pressure on our long-term ARPU trends, since larger customers also tend to have lower ARPU.

Total Revenue for 2007 was $424.6 million, compared to $497.7 million in 2006. The annual rate of revenue decline improved to 14.7 percent in 2007 from 19.5 percent in 2006. Total Revenue for the fourth quarter was $100.2 million, compared to $116.0 million in the fourth quarter of 2006, a 13.6 percent decline.

Paging Revenue for the year declined 16.1 percent to $389.5 million from $464.2 million in 2006. However, the decrease in paging revenue was offset somewhat by modest increases in cellular phone sales, product sales and other revenue during 2007. Fourth quarter paging revenue declined 14.6 percent to $91.8 million from $107.5 million in the year ago quarter.

Total Paging ARPU increased to $8.62 in the fourth quarter from $8.57 in the fourth quarter of 2006 and was flat, as compared to third quarter ARPU. Fourth quarter Direct ARPU of $9.09 was level with the year-earlier quarter and down from $9.16 in the third quarter. Indirect ARPU, however, increased to $5.06 in the fourth quarter from $4.92 in the fourth quarter of 2006.

As we’ve mentioned on previous calls, there are two primary drivers of ARPU results in 2007. The first was structural pricing changes we implemented to bring more uniformity to the pricing of units with certain enhanced features. The second was improvements in the rate of billing and service credits issued to customers. While these improvements will continue to positively impact recurring ARPU and revenue going forward, they were largely one-time actions. Accordingly, while we continue to pursue opportunities to increase our pricing where appropriate, we expect to return to a more normal rate of ARPU decline in 2008 based on the customer mix issues I noted earlier.

Turning to Operating Expenses, we continued to make excellent progress in 2007, although overall expense reduction slowed from prior years, as we expected. For the full year, Operating Expenses — excluding depreciation, amortization and accretion — were $300.1 million, a decrease of 16.0 percent from 2006, which importantly is higher than the 14.7 percent rate of revenue decline. We’re pleased that for the second year in a row, we reduced costs at a higher rate than our rate of revenue decline.

Fourth quarter Operating Expenses were $75.7 million, a reduction of $9.5 million, or 11.2 percent, from $85.2 million in the fourth quarter of 2006. As Vince noted in his opening remarks, while we were pleased with our overall cost reductions achieved in 2007, our ability to take out costs out of the business is increasingly challenging.

Service, Rental and Maintenance or SRM Expenses for 2007 declined by $25.2 million, or 14.2 percent, to $151.9 million, compared to $177.1 million in 2006, with site rents accounting for nearly 60 percent of the annual expense reduction. SRM Expenses in the fourth quarter decreased 11.9 percent from the year-ago quarter and were essentially flat with the third quarter of 2007.

As noted on recent earnings calls, our site rent costs in 2007 were higher than we’d previously projected due to costs associated with lease negotiations, and underutilization of our more cost-effective Master Lease Agreements. We have made substantial progress in the site conversion process in recent months, but we still have a lot more work to do. While we don’t plan to provide new long-term projections on annual site rent savings at this time, we will continue to keep you updated on a quarterly basis on this key expense reduction initiative.

Selling and Marketing (S&M) Expenses for the full year were $38.8 million, a decrease of 11.6 percent from $43.9 million in 2006. For the fourth quarter, S&M Expenses declined 19.4 percent to $8.7 million from $10.8 million in the fourth quarter of 2006. S&M Expenses decreased over the past year primarily due to lower headcount as we continued to “right size” our sales organization to reflect customer requirements and future sales opportunities.

General and Administrative (G&A) Expenses — which include customer service, inventory and other support costs — were $96.7 million for the full year 2007, a reduction of $31.2 million, or 24.4 percent, compared to $127.9 million in 2006. In the fourth quarter, G&A Expenses were $23.3 million, down 18.3 percent from the year-earlier quarter. The annual expense reduction was largely fueled by lower payroll costs, and the benefit of tax refunds and other non-recurring benefits.

Headcount at year-end 2007 was 1,003, a reduction of nearly 19 percent from the beginning of the year. Overall within SRM, S&M, and G&A expenses, approximately 16 percent of our annual cost reductions came from lower Payroll Expenses.

Severance and Restructuring Expenses for 2007 totaled $6.4 million, compared to $4.6 million for 2006. Severance and Restructuring Expenses include severance costs associated with reductions in our workforce and contract termination costs for real estate leases and other leases that no longer provide a future benefit. A total of $5.2 million of the $6.4 million annual expense was taken in the fourth quarter in connection with workforce reductions, including our previously announced management realignment, as well as planned reductions in force in 2008. Of the $6.4 million in expense for severance and restructuring we expect $5.6 million will be paid in cash throughout 2008 for planned workforce reductions and lease termination costs.

EBITDA was $124.5 million, or 29.3 percent of revenue, for 2007. This compares to EBITDA of $140.4 million, or 28.2 percent of revenue, for 2006. The reconciliation from Operating Income to EBITDA has been provided in our earnings release.

Depreciation, Amortization and Accretion Expense was $48.7 million for 2007 compared to $73.3 million for 2006. The annual reduction is attributable primarily to fully depreciated transmission related equipment and paging devices as well as reduced amortization of the acquired Metrocall subscriber list.

Interest income for the year totaled $3.4 million, reflecting investment of accumulated cash balances, compared to $3.9 million in 2006. Pre-tax income for 2007 totaled $81.4 million.

As announced last night in our Form 8-K filing, we restated our third quarter financial results to increase income tax expense by $4.8 million. The $4.8 million is associated with income tax liabilities for which the statute of limitations had lapsed during the third quarter. In the third quarter we recorded the release of these liabilities as a reduction to income tax expense. However, in finalizing the 2007 income tax expense we determined that the $4.8 million of liabilities was attributable to DTAs existing prior to Arch’s emergence from bankruptcy on May 29, 2002. Therefore the release of these liabilities should have been reported as an increase to additional paid-in capital, and not reported through the income statement.

This restatement has resulted in a material weakness of internal controls over financial reporting for income taxes in 2007. The Company outsources its income tax accounting to KPMG LLP, and will work together with KPMG to remediate this material weakness.

Income tax expense for 2007 was $86.6 million, compared to $31.6 million in 2006. In the fourth quarter we recorded $61.8 million of income tax expense. Of the $61.8 million, $54.3 million reduced the carrying value of our deferred income tax assets, or DTAs. The total balance of both our short-term and long-term DTAs at December 31, 2007 was $94.5 million. Accounting rules require us to evaluate whether or not the Company will use all of its DTAs to offset future taxable income.

That evaluation is based on our subscriber and revenue trends as well as our expectations on expenses and capital costs. For purposes of the DTA evaluation, we forecast the future levels of taxable income based on the latest available information. Our forecast indicates that we will generate approximately $230 million in gross taxable income over our planning horizon. This level of taxable income requires a reduction in the carrying value of our DTAs to that level of taxable income after considering our future effective tax rate of approximately 38 percent. We will continue to evaluate our subscriber, revenue and expense trends and will adjust the carrying value of the DTAs either up or down as circumstances warrant in future quarters.

As a result of the incremental income tax expense, the Company reported a Net Loss of $46.7 million, or $1.70 per fully diluted share, for the fourth quarter, compared to Net Income of $8.3 million, or 30 cents per fully diluted share, in the fourth quarter of 2006. Absent the incremental income tax expense, Net Income for the fourth quarter would have been $7.6 million, or 28 cents per fully diluted share. The higher income tax expense resulted in a Net Loss for the year of $5.2 million, or 19 cents per fully diluted share, from $40.2 million, or $1.46 per fully diluted share, in 2006.

Capital Expenses were $18.3 million for 2007, compared to $21.0 million for 2006, with the year-over-year decrease due primarily to fewer pager device purchases, which accounted for approximately 80 percent of our capital expenses. Fourth quarter capital expenses were $5.2 million, compared to $6.8 million a year ago.

Finally, with respect to our financial expectations for 2008, we are providing the following financial guidance, with the usual caveat that our projections are based on current trends and that those trends are always subject to change. Accordingly, we expect revenue for 2008 to be between $345 million and $355 million. Operating expenses, excluding depreciation, amortization and accretion, to be between $250 million and $255 million. And, capital expenses to range between $18 million and $20 million.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Tom.

Overall, we were very satisfied with USA Mobility’s operating performance in 2007. We continued to generate substantial free cash flow, make progress in selling and marketing to our core market segments, and manage the Company profitably with a low-cost operating structure. And, most importantly, we continued to focus on positioning USA Mobility for the future.

While the Company made significant progress in 2007, the fact remains that we continue to operate in a highly competitive and challenging industry. As a result, we continue to face a number of competitive, regulatory and economic risks to our business every day, and we expect to continue to face these risks for some time to come. You can read about our risks in detail in our Form 10-K, but because of the potential impact of some of these risks, I wanted to specifically call three of them to your attention:

(1) Our rates of subscriber and revenue erosion may not continue to improve. Although our erosion rates did improve in 2007, there is no guarantee that we will be able to repeat that success this year or in the future. We’ve been able to generate a reasonably good level of subscriber placements on a quarterly basis; however, unfortunately, those placements have been consistently outpaced by gross subscriber cancellations at a rate of about two cancels for every gross placement. This trend is the single largest risk to our future cash flow generation potential. We cannot currently predict that trend will reverse itself anytime soon. Similarly, while we’ve been able to keep product pricing relatively stable in recent years and even implement selected increases to part of our customer base in 2007, there is no assurance that ARPU levels will improve going forward. Our Units in Service combined with the related ARPU is what drives our revenue and thus our revenue erosion rate.

(2) It has become increasingly difficult to reduce our operating costs at a pace in line with our declining revenue base in order to maintain cash flow margins. While our management team has done an outstanding job of reducing costs over the past three years, our ability to continue to generate incremental savings has become a major challenge as we have harvested much of the low hanging fruit.

(3) As you all know, we currently face a major regulatory challenge this year that potentially could have a sizable financial impact on our operations, and that is the Federal Communications Commission’s (“FCC”) Back-Up Power Order (“Order”).

Last year the FCC issued the Order requiring among other things that large commercial mobile radio service (“CMRS”) providers, including USA Mobility, have at least eight hours of back-up power at each transmission site to minimize communications outages during emergencies. We believe that this Order is legally flawed in several respects. For example, the FCC did not give proper notice that it was considering such a requirement, and it completely disregarded factors unique to paging, such as our simulcast high-powered network architecture, that make a nationwide back-up power requirement unnecessary. Accordingly, in concert with other wireless providers and trade associations, we petitioned for review of the Order in January in the DC Circuit Court of Appeals. Our petition requested an expedited review by the appellate court, which was granted. Oral argument will take place in May and the court is expected to issue a decision this summer. At the same time we filed our petitions, Sprint filed a “stay” motion. Last week on February 28th the court granted the stay.

Prior to the stay, full compliance with the Order — for those subjected to it — likely would have been required by March 2009, based on the Office of Management and Budget’s (“OMB”) expected approval of the Order this month. All companies impacted would have had to provide detailed site data to the FCC six months before the final compliance deadline, most likely in September 2008. While we are delighted with the outcome with respect to the stay, we still need to proceed with the case in Federal court in order to obtain what we feel is the correct final outcome, because complying with the Order would place an enormous financial burden on our Company, reducing cash surpluses and lowering our margin. It would take a major toll on USA Mobility on top of the technological and competitive challenges we already face.

Against this back-drop of current business risks and challenges, I want to emphasize that the Board and management remain committed to our long-stated goal of returning capital to stockholders. That is a goal we established at the time of our merger three years ago and one that we will continue to pursue. In August 2006 we announced the implementation of a regular quarterly cash distribution.  We set the amount of the quarterly cash distribution at $0.65 per share per quarter or $2.60 per share annually.  We also communicated that our ability to sustain that level of distribution would be incumbent upon our rate of revenue erosion.  As we’ve discussed over the past several quarters subscriber erosion has not improved in line with our expectations.  Subscriber erosion drives revenue erosion. In light of the continued high rate of subscriber erosion and expectations for future cash flow, the Board is currently evaluating the level of our regular cash distribution amount with the intent to set it at a level that will be sustainable over the next several years. We expect to announce within the second quarter what that amount will be going forward.

We realize that setting the regular cash distribution to a longer term sustainable level will result in excess cash being generated in the short term.  Due to the significant reduction in our stock price over the past nine months management and the Board is also evaluating the best strategy for returning that excess capital to stockholders. This strategy may include periodic special cash distributions, a stock repurchase program, or a combination of both.  We do not anticipate making a final decision on this until we have some further clarity with respect to the FCC Back-up Power Order. However, as we have communicated in the past, we remain committed to returning excess capital to stockholders and investors should not view today’s discussion as a change in our position with regard to excess capital.

—

Notwithstanding our risks and challenges, as you just heard from Tom we expect to generate strong operating results in 2008 which would yield significant cash flow.

I want to enumerate our four primary business objectives and goals for 2008. While we made considerable progress on each of these objectives during 2007, they remain equally high priorities for us this year.

1.	Drive free cash flow through a low-cost operating platform.

We will stay focused on reducing operating expenses as necessary in all areas of the Company, including network operations, sales and marketing, and administrative overhead in order to achieve our 2008 business plan. Beyond 2008 we need to make changes to our network, sales and back office functions to improve future results above those indicated by the current trends. This will involve challenging our fundamental assumptions of where we offer our service, how we market, what segments we support and at what prices and related ARPU levels.

2.	Maintain Revenue Per Unit.

Maintaining ARPU at or above current levels within our core market segments remains critically important in order for us to offset anticipated future revenue erosion. With price increases becoming a greater challenge, especially in the current economy, we will need to make a greater effort to educate customers about the many benefits of our products and services.

3.	Reduce paging subscriber erosion.

We will redouble our efforts to generate pager placements despite a continuing migration of subscribers to competing wireless technologies. Going forward, we expect USA Mobility to continue to play an important role in the wireless sector because paging still offers the distinct advantages of greater signal strength, reliability of message delivery, extensive network coverage, and significantly lower cost.

4.	Focus sales opportunities around our core market segments.

Focusing our sales and marketing priorities around our core market segments of Healthcare, Government and Large Enterprise is clearly our most important goal with the most potential to positively impact our future and change the direction of the business indicated by past trends.

To better serve these markets, last year the Company created dedicated sales teams to focus exclusively on these key market segments.

For the Healthcare vertical in 2007, we created new sales leadership positions and a new sales team made up of all-stars with previous success in the Healthcare industry. This team was specially trained to pursue complex solutions sales across our entire portfolio of paging, cellular and advanced systems solutions.

During 2007, we made significant progress in the Healthcare market through two key product introductions. The first was the introduction of ReadyCall coaster pagers, which are used by hospitals to eliminate congestion in their waiting rooms. USA Mobility was the first company to launch this type of pager that runs on a wide-area network, which makes it easier to sell, install and gives the broadest coverage available for the hospital.

The second was the introduction of the Private Medical Messaging Network, which is a dedicated paging and communications system that manages messaging traffic for a single hospital campus or across multiple campuses. We have found that a complete messaging solution like this is a successful way to penetrate new hospital accounts and makes it very difficult for other wireless vendors to compete either in terms of capabilities or price.

Last week we participated in the annual Healthcare Information and Management Systems Society or “HIMSS” tradeshow in Orlando. HIMSS represents a great opportunity to get in front of 25,000 Healthcare executives and Healthcare professionals. This year, USA Mobility had our largest floor presence ever and we engaged C-level decision makers where discussions about our advanced solutions are most appropriate.

At HIMSS, we demonstrated for the first time our innovative PageSync product. PageSync allows our paging customers to receive their pages on a BlackBerry® or SMS handset. We believe this product solves a critical need by giving our customers a solution that unifies paging with voice and email data centric handsets, like BlackBerrys®, providing the unique benefits of both solutions on one device.

We are continuing our sponsorship of the American College of Emergency Physicians, or ACEP, in 2008. This trade organization is our direct channel to this important group of physicians. Our two organizations share many common objectives, such as having reliable messaging in a hospital environment as well as improving emergency medical response to disaster situations. We were honored by ACEP with an EMS award at their first quarter Board meeting. Jim Boso, our EVP of sales and marketing, and Dan Brosey, our VP of marketing, had an opportunity to make a product presentation to their Board. Made up mostly of physicians themselves, the Board members gave them an overwhelmingly positive response to our PageSync product.

The relationship between USA Mobility and Sprint is as strong as ever and presents many additional opportunities in the Healthcare market. Sprint has been very supportive of our Healthcare solutions team and impressed with our success at engaging C-level executives in hospitals. We believe there are great synergies to be had by working more closely together that would increase penetration of the Healthcare market for both companies. Together, we are evaluating ways to strengthen the partnership between the two companies at the field level.

We are also expecting 2008 to be a break out year for our relationship with Vocera. Vocera is a hands-free voice communication solution that gives nurses and other healthcare providers greater mobility and speed of response in their day-to-day activities. This application aligns well with our solution sales approach and our focus on emergency communications. Vocera greatly values our deep penetration of the hospital market and the priority we can bring to their solution with our thousands of hospital customers.

In the Government vertical, we named new leadership for the Federal sales function late in the year. Our team has worked with the FCC Joint Advisory Committee for Communications Capabilities for Emergency Medical and Public Healthcare Facilities. USA Mobility participated in the public meetings and submitted information regarding the benefits of paging technology. We are pleased that in its recent report to Congress, the Joint Advisory Committee referenced USA Mobility’s submission “...that one and two-way paging services, which also often use satellite capabilities, are a cost-effective and reliable choice for health care organizations, and are necessary in a disaster situation.”

We are also working to expand the scope of our GSA contract to include the Company’s complete portfolio of products and services, allowing us to participate in a greater number of government sales opportunities. To pursue these opportunities fully, the Company has dedicated specialized sales and engineering support for our advanced software solutions to the Government vertical.

For the Large Enterprise vertical, we named new leadership to what was previously our National Accounts team. In the coming year, this team will place a greater emphasis on new account acquisitions and renewals of contracts with Fortune 1000 accounts.

The sales team went through extensive training on Sprint’s complete line of wireless voice and data products. This training will allow the team to pursue cellular sales opportunities with these very large accounts. We believe that working with these large accounts on cellular opportunities is critical for many reasons, one of which is that these types of accounts are moving from paging to cellular at a more rapid pace than in our other core vertical market segments. And as with Government, the Large Enterprise vertical now has dedicated sales and engineering support for our advanced software solutions.

We believe that dedicating sales and marketing resources to better meet the needs of these key market segments offers us the best opportunity to compete for new accounts and more deeply penetrate existing customer accounts with our full line of wireless products and services.

These vertical sales and marketing efforts are crucial to our future. I said earlier that past trends have shown two subscriber cancellations for every new pager placement we make. That is not the case in our Healthcare vertical which has been much more stable. In fact while our total units in service decreased in 2007 by 15.1%, our Healthcare units in service decreased by only 3.6%. Clearly our goal is to improve on this result by partnering with our Healthcare customers to identify new and additional wireless solutions to support their operating needs while focusing on growing revenue from this, our most valuable segment.

These are and will remain our primary objectives for 2008 and beyond.

In summary, USA Mobility recorded another year of outstanding progress in 2007. Despite ongoing industry challenges, we continued to operate the Company profitably while meeting our primary performance targets, reducing operating costs, increasing organizational efficiencies and focusing our selling efforts on our core business subscribers throughout the country. At the same time, we met our goal of generating substantial cash flow that enabled a return of capital to our stockholders of approximately $100 million. Although we continue to face multiple risks and a competitive business environment in 2008, we were extremely pleased with our accomplishments in 2007 and look forward to leveraging that success to achieve further progress this year.

As usual, we will keep you updated on our progress and other corporate issues on future earnings calls and press releases.

With that, I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment. And that is star one to pose a question.

We’ll go to Ray Cabillot of Farnam Street Capital.

Ray Cabillot: Thank you. In analyzing your DTAs you talked about a planning period.

Is that a five year or three year planning period?

Tom Schilling: It’s actually a longer term than that. Under our particular circumstances of our business, we think our revenue is fairly well predictable since we don’t have a real speculative growth. It’s more of a rate of decline. So it goes out actually several years. We forecast revenue out as far as we reasonable can and then to the point where we believe we can reasonably forecast profitability underneath that revenue.

Ray Cabillot: Thank you.

Tom Schilling: And in this case it goes out about 15 years.

Ray Cabillot: Fifteen years.

Tom Schilling: Yes.

Ray Cabillot: Thank you.

Operator: And once again, that is star one if you would like to pose a question. We’ll go to Gregory Lundberg of Communication Equity.

Gregory Lundberg: Hey, good morning guys. Two questions. The indirect two-way ARPU increased a lot sequentially just to get an explanation for that. And also, tower lease expense, also up sequentially. Could you give us the ending transmitter count and sort of explain why that is happening on that line. Thanks.

Tom Schilling: Yes, the first question ...

Oh, yes, the – we had certain pricing increases on some resellers, people who use our network to resell two-way paging. Those were implemented in October and that’s what was reflected in the fourth quarter. On the year-end site number, I’ve got to get this number.

Vince Kelly: We ended the year in sites, Greg, at roughly 11,000.

Tom Schilling: Right.

Vince Kelly: Right in that ballpark, in terms of 2007. We’ll end this year at roughly 8,500 sites. So you can see we continue to aggressively take sites down. We re-organized our site leasing group this past year and also had new leadership put in with Tom Saine. We’ve been actually making, since we’ve done that, really solid progress.

So last year while we were behind in terms of what we had internally forecasted for our site rent expense, this year, at least the way it’s progressing so far, we’re ahead. So we made a lot of improvements there.

Tom Schilling: Yes and the transmitter sites at the end of the year were 11,335.

Gregory Lundberg: Great, thank you.

Operator: We’ll go next to Mark Kaufman of MLK Investment Management.

Mark Kaufman: Hi, gentlemen. I had a question about the new product sales you’re talking about and those lets say the ability to get the paging on the BlackBerry. Now where would they show up? Would they show up in the indirect or the direct, the way you would account for those going forward?

Tom Schilling: Yes, this is Tom; yes they will be direct subscribers. Essentially they are our customers who we bill for. The only difference on PageSync versus our traditional paging is that the delivery mechanism is over a different network and not the paging network.

Mark Kaufman: Would that have any affect in its reliability?

Vince Kelly: It does, I mean this is the quandary, you know. I went down to the HIMSS show last week in Orlando and I met with a number of CIO’s and talked to our sales force and you know the whole healthcare industry and segment has a lot going on right now in terms of records and things that they’re trying to do and spend money on. They’re also looking at wireless and they want to be able to do a lot of things over wireless platforms, even though they are still huge consumers of what we call plain old paging.

The problem with the reliability issue on these things is, you know, you can give people BlackBerrys and put applications on BlackBerrys and then do some wonderful things. And when everything is going fine, you know, when there’s not an emergency, yes, there’s more functionality and it works better. Now it’s much more expensive.

The problem is as you’ve probably well identified is the one time you really need it in that big emergency, like when the bridge collapsed in Minnesota, the local cells on the mobile phone networks which provide the service get overloaded, you can’t – you know, it doesn’t work. Where as paging with – because of simulcast technology would continue to work.

So there is a reliability issue there. I mean people can continue to look at these other technologies and say, “Gee, we can do so much more.” The real crying shame about that is, just from a national perspective, from an emergency response perspective is, that if these subscribers move away from paging, they are going to sacrifice reliability at the time they most need it.

And while they may not see that right away and they may say, “Wow, even though I’m paying a lot more, look at all these extra things; I can send messages with attachments, et cetera.” Unfortunately the time when they’re most going to need it, they’re going to wish they had paging back.

And we’ve seen scenarios where we’ve had large medical accounts transition over to some of these other devices and then for instance there would be an outage with someone’s network and we won’t name names, and we’ve been called in the middle of the night and been asked to come out with literally thousands of pagers the next day to give it back to them.

So, you know, you’ve got an application right now where doctors all over the country have a lot of pagers. Those pager numbers are embedded in their business cards, in the yellow pages; their customers have had them for years and years.

You can put an application on a BlackBerry which is very, I think, you know, versatile and functional, where that BlackBerry has a separate address for that old pager number and the messages will pop up on that BlackBerry with a separate signal and everything and it’s great.

And you have a lot and you have a list and you can get acknowledgements, but the reliability issue is still going to be, you know, the problem when there’s a huge emergency. When its not, you know, it’s probably going to work great.

Mark Kaufman: I have, not a related question, but a little different question on the 380, Section 382, are you implying that you’re past the period now where if there was a change in ownership, equity ownership the Company would lose the availability of the NOLs?

Tom Schilling: We are – no, at this point, if there is a change in ownership you still have a substantial reduction in the usability. What has happened is our change of control under 382 has been substantially reduced.

Vince Kelly: See the way you measure it, is you keep a three-year rolling average. And so as time, you know, as the counter kind of shifts forward, things that happened three years ago drop off and so you create more room under that calculation. Right now we’ve got more room than we had, say a year ago.

Tom Schilling: Yes.

Mark Kaufman: Oh, OK. Thank you. I’ll free it up now.

Operator: We’ll go next to Philip Hynes of Van Berkom.

Philip Hynes: Good morning. Could you give us more details as to where you’re looking at for a dividend? You still have $2.30 of cash in the balance sheet. With your guidance, looking at almost $3.00 of free cash flow this year, what will the Board look at when reevaluating the level of the dividend?

Vince Kelly: We will look at long-term sustainable dividend level. And that’s for a recurring dividend, which will be, you know, something we pay each quarter. You know, in addition to that, if we end up declaring a dividend at a given level and we find out that during the year, once we get past this FCC Back-up Power Order, we have a significant amount of cash left over after paying those recurring dividends, we’ll either do a special dividend or initiate a share repurchase program or some combination of both.

We haven’t set the levels yet; the Board is analyzing it right now. And hopefully, during this second quarter we’ll be able to announce what that dividend level will be going forward. We may not be able to announce by then what we’re going to do with the excess capital because we want to get through, I guess it’s sometime this summer, we think we’ll get an answer on this FCC Back-up Power issue and once we know that we’re not subject to that, we’ll have additional capital that obviously we’d distribute to our shareholders.

But the plan is to give back to the shareholders, not to keep it.

Philip Hynes: Is it fair to assume that the same – you would return close to 100 percent of the free cash flow to the shareholders assuming a favorable FCC ruling?

Vince Kelly: Yes, by one mechanism or another. But your answer is basically yes. There’s always some minimum level of cash that you want to keep on your books for, you know, making payroll, making site rent payments, which are once a month, big telco payments, which are once a month. But yes, the answer to your question would be yes.

Philip Hynes: Great, thank you.

Operator: And we’ll go to Mark Kaufman of MLK Investment Management.

Mark Kaufman: Hi, this is a follow up question as related to the FCC mandate. So if you’re reducing the number of towers you use, that reduces the potential liability, is that right?

Vince Kelly: Absolutely. I mean, you know ...

Mark Kaufman: And then I guess it also is a question of how do you estimate the liability for you guys going forward if it’s put through?

Vince Kelly: Yes, I mean, its I mean, you can – I would say don’t get me started, but it’s just the whole thing is just nuts. First of all, it shouldn’t even apply to us, right? Because if you have, you know, the number one reason transmitters go down is wind. The number two is flooding. Power is third. But if a transmitter on a paging network goes down, it’s different than a mobile phone network. When that transmitter goes down, there’s other transmitters in the area because we simulcast and we use high power, not low power. The pagers continue to work.

So, number one, it didn’t make any sense to apply to us in the first place. Number two, you know, this is a business that at least from the paging side, I think everybody can recognize is kind of a melting ice cube. And as we roll forward, you know, we go from 11,000 transmitters this year to 8,500 next year. You know, by 2012, you know, it will be down quite a bit five years from now. And so why would you put a generator or back-up battery supply in a transmitter this year that you know you know that you’re going to be taking down next year.

But there is no exclusion from the requirement for that. Like there was no common sense clause in there anywhere. And it just gets crazier from there. You know, these sites, I don’t know if you’ve ever been to a site, you know; there is not a lot of room in these sites. Things are packed in.

Mark Kaufman: Yes.

Vince Kelly: If you got every wireless carrier going and showing his generator, his back-up power supply in there, there is not even room at these sites, you know. And we talked to the tower – I had lunch with the CEO of one of the biggest tower company out there and he’s saying like, “Vince, you know, a lot of our sites, you know, you have these kind of 99 year ground leases and we’re not even sure we can start tearing the ground up around the sites and putting in these concrete pads like you’ll need for generators. Oh, by the way, you’ll need, you know, multiple generators.”

We’re going to have five or six separate generators at a given site. Because the way the rule is written is each person has to provide their own power. Well generators create noise, they create pollution. The generators that are more expensive burn the cleaner fuel. Some generators you can buy enclosures that go around them that make them quieter.

But even the generator manufacturer guys are saying this thing makes no sense, probably what would make the most sense at some point would be to have one power supply that everybody at a given tower could plug into. But then you still got all the zoning issues and there’s just – you know, if a flood comes through and you got a bunch of fuel.

I mean, the whole thing was not thought through. The whole thing was not discussed with industry, you know. Unfortunately, it just smacks more of a political, gut wrench type of decision than it does something that was really worked through that is in the best public interest. Heck, you want to do something that is in the best public interest, require mobile phone manufacturers to put pagers in their phones so that when their network goes down, they can still get messages from out network with simulcast. That would make sense, but you know, people, anyway. Don’t get me started.

Mark Kaufman: We’ll offer that as a trade-off.

Vince Kelly: Yes.

Mark Kaufman: Thanks.

Operator: And once again, that is star one if you would like to pose a question. We’ll go to Lee Crockett of MFC Global Investment.

Lee Crockett: Good morning. I was wondering if you could help me out with some industry data. You’ve got just under 3.5 million subscribers at year-end. Do you have any estimates or guesstimates as to the number two, three and four player as to their size at the end of the year?

Vince Kelly: We are over 60 percent of the market right now. I think the FCC had their report that they just filed recently to Congress last year, I think it was as of 2006, that said it was 6.1 million total subscribers at the end of 2006.

So, because the other companies are private, I can’t tell you exactly where they are with respect to the end of 2007, other than to tell you it’s a pretty safe bet that they would be eroding at a faster rate than we’re eroding because a lot of the customers we pick up quite frankly are theirs who aren’t happy with their service or for a variety of reasons. So that should give you a rough quantification.

Lee Crockett: OK. That leads to my second question. Given that you sense that they maybe eroding faster than you do. At some point do those players have to go out of business as their fix costs are too significant given their subscriber base or the industry has to consolidate at some point?

Vince Kelly: You know, I think ...

Lee Crockett: Is it cheaper to buy subscribers through your marketing and sales department or you know, to go out and buy so many. Could you just give us any color as to how you see the industry playing out over the next several years as the site you meld, as you have put it?

Vince Kelly: Yes, yes. I can and it’s a good question. And it’s something that we talk about and think about all the time. First of all I believe the business is very scalable. I remember when I came here in 1987, you know, we had 43,000 subscribers and we made net income. We own a portion of a company that is significantly smaller than us and still makes a nice cash flow margin.

So I think depending on where you want to offer service and that is the biggest question for the large carriers the business is scalable. I think there is a lot of smaller carriers out there in the states and in the regions that can make a nice, you know, income for a long time to come.

I think in some respects it’s bigger on the tougher guys. I think, you know, us being the – it’s tougher on the bigger guys, us being the biggest out there, you know, we’ve got nationwide networks. We’re consolidating down to a number of go-to frequencies and taken out a lot of transmitters and a lot of infrastructure. But there will come a time when at some point we’ve got to make a decision, do we want to offer paging service in Boise, Idaho. Is there enough critical mass there with subscribers or does it make sense to be more a regional player.

You know we’ve got a big team that has focused on constantly doing that evaluation and looking at the profitability of each market segment and then making determinations with respect to where we want to take down transmitters and over what rate we want to do it. Because you don’t want to do it at such a rate that it negatively impacts your churn. But at the same time, you’ve got to be able to maintain margin where you offer service.

So, I think as the ice cube melts, we can continue for a very long time, stay profitable. But I think some of the smaller guys can too. I think any of the other bigger guys that are trying to compete with us in the larger accounts on a nationwide business, for nationwide business I think they’re going to be at a much more disadvantage in terms of what their cost structure is, you know, going forward.

But it still, even had said that, and you know we’ve looked at a couple of them over the years, it makes more sense for us to capture the subscribers in the open market with our selling and marketing effort than it would to buy them. Because if you buy them, then you’re stuck with their network infrastructure and then you’ve got even more that you need to deconstruct and try to consolidate as opposed to just picking them up and putting them on to your already relatively efficient networks, just in the open market.

Operator: And at this time, there are not other questions in the queue.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us today. We look forward to speaking with you after we release our first quarter results in May. Thanks again and have a great day!

# # #